COMMITMENT LETTER

February 28, 2024

License No. 05/05-5134

Mr. Steve Lewis

Medallion Capital, Inc.

21940 Minnetonka Blvd Excelsior, MN 55331

Dear Mr. Lewis,

The Small Business Administration ("SBA") is hereby committing to reserve Leverage (as defined in 13 CFR 107.50) in the form of Debentures in an amount equal to $18,500,000 to be issued by Medallion Capital, Inc. (the "Company") on or prior to September 30, 2028, subject to the terms and conditions set forth in this Commitment Letter and in 13 CFR 107.1200-1240. As used herein, terms that are defined in 13 CFR Part 107 shall have the meanings assigned to them therein.

SBA may limit the amounts that may be drawn each year under this Commitment Letter. Each issuance of Leverage under this Commitment Letter is conditioned upon the Company's creditworthiness (as determined by SBA) and the Company’s full compliance (as determined by SBA) with each of the other terms and conditions set forth in 13 CFR 107.1200-1240.

This Commitment Letter shall terminate automatically at 5:00 P.M. Eastern Time on September 30, 2028. You must pay to SBA a non-refundable leverage fee in the amount of $185,000 by the earlier of the date that you apply to SBA to draw funds under this Commitment Letter, or thirty days from the date of this letter. The remaining portion of the leverage fee, in the amount of $370,000 will be deducted, pro rata, as commitment proceeds are drawn down.

By its acceptance of this Commitment Letter, the Company agrees to pay, indemnify and hold SBA harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to or arising out of this Commitment Letter.

This Commitment Letter is subject to the provisions of Part 107 of Title 13 of the Code of Federal Regulations, including without limitation 13 CFR 107.1200-1240, which are incorporated herein by reference.

This Commitment Letter has been issued in reliance upon the written representations and certifications made by the Company to SBA in connection with its application for a commitment. This Commitment Letter shall be governed by, and construed in accordance with, federal law.

Please digitally or manually sign with blue ink, and date this Commitment Letter and email a scanned PDF copy to your Investment Analyst, Dan Wanamaker at Dan.Wanamaker@sba.gov and Lyn Womack at lyn.womack@sba.gov by the earlier of the date that you apply to SBA to draw funds under this Commitment Letter, or thirty days from the date of this letter. You must retain a copy of the signed Commitment Letter for your records pursuant to 13 CFR 107.600.

U.S. Small Business Administration

By: /s/ Bailey DeVries

Bailey G. DeVries

Associate Administrator

Office of Investment and Innovation

Agreed and Accepted:

Medallion Capital, Inc.

By: /s/ Stephen A. Lewis

Date: 2/28/24